Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Great Lakes Dredge & Dock Company, LLC	Delaware

Great Lakes Caribbean Dredging, Inc.	Delaware

Dawson Marine Services Company	Delaware

Fifty-Three Dredging Corporation	New Jersey

Great Lakes Dredge & Dock Co Brasil Ltda.	Brazil

Lydon Dredging & Construction Co. Ltd.	Canada

Great Lakes Dredge & Dock (Bahamas) Ltd.	Bahamas

GLDD Mexicana, S. de R.L. de C.V.	Mexico

NASDI Holdings Corporation	Delaware

NASDI, LLC	Delaware

Yankee Environmental Services, LLC	Delaware